EXHIBIT 99

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Inc. Announces Second Quarter 2009 Results

Company Announces Strategic Change to North American Manufacturing Operations

Summary of Results Through June 30, 2009:

•                  Six-month cash flow from operations of $16.6 million, compared to  $4.3 million in 2008

•                  Sales for the quarter were $55.3 million, down 43% compared to 2008

•                  Orders for the quarter were $44.6 million, down 59% compared to 2008

•                  The Company was in a positive net cash position with consolidated cash of $16.5 million, and total debt of $12.2 million

ELMIRA, N.Y. — August 6, 2009 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, today reported net sales of $55.3 million for the quarter and $107.4 million for the six months ended June 30, 2009, down from $96.6 million and $182.2 million, respectively, during 2008. Orders for the three and six months ended June 30, 2009 were $44.6 million and $77.4 million, respectively, a decrease of  59% compared to the prior year quarter, and a decrease of 62% compared to the six months ended June 30, 2008.

The Company had a net loss of ($5.0) million, or ($0.44) per share for the quarter, compared with net income of $0.45 million, or $0.04 per share, for the second quarter of 2008.

“With a worldwide decline in industry demand of between 70 and 80 percent, we remain focused on two things — generating positive cash flow and being positioned to compete when demand for machine tools returns,” said Richard L. Simons, President and Chief Executive Officer. “Through the first six months of 2009 cash flow from operations was $16.6 million, reflecting a reduction in net working capital.”

“Over the last four quarters we have made difficult decisions which were necessary to position Hardinge to perform well as the economy returns to normal while being mindful that the machine tool industry has historically lagged the general economic recovery,” Mr. Simons continued. “As a result of these actions we have the benefit of a very strong balance sheet. In addition to a solid financial foundation, our global footprint of manufacturing, engineering and customer support provides balance and the flexibility needed to respond as manufacturing opportunities migrate around the world.”

-MORE-

The following tables summarize orders and sales by geographical region for the three and six months ended June 30, 2009 and 2008:

	Quarter Ended
Orders from	June 30,		%
Customers in:	2009	2008	Change
North America	$11,107	$31,761	(65)%
Europe	14,228	56,118	(75)%
Asia & Other	19,231	21,478	(10)%
	$44,566	$109,357	(59)%

	Quarter Ended
Sales from	June 30,		%
Customers in:	2009	2008	Change
North America	$14,546	$30,549	(52)%
Europe	23,779	44,753	(47)%
Asia & Othe	16,937	21,263	(20)%
	$55,262	$96,565	(43)%

	Six Months Ended
Orders from	June 30,		%
Customers in:	2009	2008	Change
North America	$23,546	$57,459	(59)%
Europe	30,350	99,466	(69)%
Asia & Other	23,477	45,552	(48)%
	$77,373	$202,477	(62)%

	Six Months Ended
Sales from	June 30,		%
Customers in:	2009	2008	Change
North America	$30,669	$59,105	(48)%
Europe	48,066	82,316	(42)%
Asia & Other	28,641	40,743	(30)%
	$107,376	$182,164	(41)%

Second quarter and six month order and sales activity declined across all regions compared to the same periods in 2008, reflecting the continued global slowdown in manufacturing. Currency exchange rates had an unfavorable impact on new orders of approximately $1.9 million for the quarter, and $3.4 million for the six months ended June 30, 2009 compared to the prior year. Currency exchange rates had an unfavorable impact on sales of approximately $3.4 million for the quarter, and approximately $7.9 million for the six months compared to the same periods in 2008.

Gross profit was $12.9 million for the quarter and $27.0 million for the six months ended June 30, 2009, a decline of 57% and 51%, respectively, in comparison to the prior year periods. The decline in gross profit continues to reflect increased competitive pricing pressures along with significantly lower sales volume.  Gross margins were 23.4% for the quarter and 25.1% for the six month period, compared to 31.4% and 30.4% for the same respective periods of last year.  Gross margins have been negatively affected by significant discounting necessary to meet competitive situations as all companies in the industry have lowered prices to reduce finished machine inventory.  The fixed cost component of cost of goods sold against lower volumes has also contributed to lower gross margins.

Selling, general and administrative (SG&A) expenses declined by 39% to $17.1 million compared to $28.0 million in the second quarter of 2008. This decline was driven primarily by Company initiatives to reduce operating expenses in response to current order and sales activity levels. In addition, second quarter 2008 SG&A included $1.9 million in US and UK severance costs, as well as $0.3 million of expenses related to restructuring our businesses in Europe and Asia. Foreign currency translation favorably impacted SG&A by approximately $1.4 million compared to second quarter 2008.

SG&A for the six months ended June 30, 2009 declined by 31% to $35.3 million compared to $51.5 million for the same period last year.  This decline was driven by the non-recurring 2008 expenses discussed above as well as Company initiatives to reduce operating expenses in response to current order and sales activity levels.  These favorable actions were offset by a $1.5 million charge related to a Voluntary Early Retirement Program and severance related expenses in the U.S. and Europe during 2009. Foreign currency translation had a favorable impact of approximately $3.2 million compared to the same period in 2008.

Reflecting significantly lower net sales in 2009, Company SG&A expense as a percentage of sales was 31.0% for the quarter and 32.9% for the six months ended June 30, 2009, compared to 29.0% and 28.3% for the respective prior year periods.

Cost Containment Initiatives

As a result of continued weakness in the machine tool industry during the second quarter, the Company implemented a number of actions to reduce expenses. These actions included: a pay reduction for all U.S. based salaried employees, including corporate officers, of 5%, on top of a similar 5% reduction in February 2009; a 10% reduction to Directors’ cash compensation; suspension of accrual of benefits under the U.S. defined benefit pension plan for active employees, and suspension of Company contributions to the 401(K) program as of June 15, 2009. The Company also implemented a ten week furlough for approximately 80 employees in the Elmira, NY machine manufacturing division. The Company recently announced that it would close its Exeter, England facility and consolidate these operations into its Leicester, England facility.  The Company also announced that it will be consolidating its German and Holland operations into a new technical center near Dusseldorf, Germany which will serve as the European hub of technical and warehousing support for turning, milling and workholding products.

On July 21, 2009, the Company reduced its North American workforce by approximately 50 employees in response to continued weakness in demand for capital goods related to global economic conditions.  This workforce reduction represented approximately 10% of the Company’s North America based employment.

On August 4, 2009, the Company announced a reduced work week schedule resulting in cutbacks in manufacturing and support operations of 40% in most areas of its Switzerland based grinding operations.  The Company is also planning a workforce reduction of approximately 65 employees in those operations, which would be effective near the end of the year after the statutorily mandated notification period.

Company Moving To More Variable Cost Business Model

Hardinge also announced today that it will begin the process of outsourcing many of the components and subassemblies for its machines which are currently made in the Elmira facility, and as a result will close significant sections of its manufacturing operation involved in parts production.

“We began an analysis of the Company’s past business performance prior to the collapse of the global manufacturing industry in late 2008.  Our strategic analysis included a review of our market position, the products we offer, our process for designing and building our products, and our methods of delivering and supporting our products to our customers, said Mr. Simons. “We’ve concluded that to remain competitive we must continue to move Hardinge to a more variable cost business model in the U.S.  Our Elmira, NY manufacturing facility has been a vertically integrated operation with machining operations converting parts from raw castings to finished goods.  The cost of supporting the equipment and facility necessary to continue with this business model is prohibitive. Therefore we will begin the process of outsourcing many of the components and subassemblies for machines currently made in this facility, and will be closing significant sections of our manufacturing operation involved in parts production.”

Operations which will continue at the Company’s Elmira facility include production of the world famous Hardinge collet ready spindle for use in our lathe products, final assembly of  Super Precision™ and high precision RS and Quest series lathes, manufacture of collets and rotary products, final assembly of Bridgeport kneemills, and development of turnkey solutions for customers. The Company will also continue to manufacture parts in its “Rapid Response” operation which provides repair parts for its large installed base of machines.

Mr. Simons continued, “Unfortunately, the changes we are making throughout the Company will have an adverse effect on many Hardinge employees resulting in additional layoffs and reassignments as we close specific sections of the Elmira facility and reduce our global workforce. In addition to the headcount reductions noted above, we anticipate that the changes in Elmira will further reduce the Company’s U.S. workforce by approximately 70 positions or an additional 15%, by year end 2009.”

The Company anticipates that it will record a charge for severance related expenses of between $1.3 million and $2.0 million in the second half of the year as a result of the strategic actions described above.  Furthermore, the Company expects that the changes announced today, along with actions taken over the past 12 months, will reduce annual fixed costs by approximately $15.0 million in North American operations on a permanent basis.  In conjunction with these strategic changes, the Company anticipates that it will record a charge of up to $10.0 million for asset write-downs during the second half of the year.

Dividend Declared

The Hardinge Board of Directors declared a cash dividend of $0.005 per share on the Company’s common stock, payable on September 10, 2009 to stockholders of record as of September 1, 2009.

Conference Call

The Company will host an investor call at 11:00 AM (ET) today to discuss results for the second quarter of 2009.  The call can be accessed live at 866-796-3865, or via the internet at http://videonewswire.com/event.asp?id=60917.  A recording of the call can be accessed from the “Investor Relations” section of the Company’s website, www.hardinge.com, where it will be posted for one year.  A recording of the call can also be accessed approximately one hour after its completion by dialing 1-888-284-7564, or 1-904-596-3174 if outside the U.S. & Canada, and entering the reference number: 2368901.  This telephone recording will be available through September 30, 2009.

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in SUPER PRECISION™  and precision CNC Lathes,  high performance Machining Centers, high-end cylindrical and jig Grinding Machines, and technologically advanced Workholding & Rotary Products.  The Company’s products are distributed to most of the industrialized markets around the world with approximately 69% of the 2008 sales outside of North America.  Hardinge has a very diverse international customer base and serves a wide variety of end-user markets.  This customer base includes metalworking manufacturers which make parts for a variety of industries, as well as a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others..   The Company has manufacturing operations in the United States, Switzerland, Taiwan, and China.  Hardinge’s common stock trades on NASDAQ Global Select Market under the symbol, “HDNG.” For more information, please visit http://www.hardinge.com

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

– Financial Tables Follow –

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	June 30,	December 31,
	2009	2008
	(In Thousands)
Assets
Cash and cash equivalents	$16,508	$18,430
Accounts receivable, net	37,630	60,110
Notes receivable, net	1,682	994
Inventories, net	131,149	144,957
Deferred income tax	397	398
Prepaid expenses	10,240	10,964
Total current assets	197,606	235,853

Property, plant and equipment	180,040	183,387
Less accumulated depreciation	123,093	123,790
Net property, plant and equipment	56,947	59,597

Notes receivable, net	744	923
Deferred income taxes	1,460	1,406
Intangible assets	10,516	10,725
Other long-term assets	606	1,321
Total non-current assets	13,326	14,375

Total assets	$267,879	$309,825

Liabilities and shareholders’ equity
Accounts payable	$13,432	$20,059
Notes payable to bank	8,354	—
Accrued expenses	24,136	33,255
Accrued income taxes	2,178	2,911
Deferred income taxes	3,445	3,466
Current portion of long-term debt	548	24,549
Total current liabilities	52,093	84,240

Long-term debt	3,286	3,572
Accrued pension expense	44,314	44,962
Deferred income taxes	10	—
Accrued postretirement benefits	2,552	2,528
Accrued income taxes	2,270	2,153
Other liabilities	4,456	4,243
Total other liabilities	56,888	57,458

Common Stock - $0.01 par value	125	125
Additional paid-in capital	114,288	114,841
Retained earnings	82,194	92,700
Treasury shares – 940,740 shares at June 30, 2009 and 1,003,828 shares at December 31, 2008	(12,097)	(13,037)
Accumulated other comprehensive (loss)	(25,612)	(26,502)
Total shareholders’ equity	158,898	168,127

Total liabilities and shareholders’ equity	$267,879	$309,825

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$55,262	$96,565	$107,376	$182,164
Cost of sales	42,316	66,255	80,379	126,726
Gross profit	12,946	30,310	26,997	55,438

Selling, general and administrative expenses	17,142	27,963	35,292	51,464
Other expense (income)	637	(68)	448	1,956
(Loss) income from operations	(4,833)	2,415	(8,743)	2,018

Interest expense	241	470	1,473	921
Interest (income)	(8)	(143)	(54)	(183)
(Loss) income before income taxes	(5,066)	2,088	(10,162)	1,280

Income tax (benefit) expense	(109)	1,640	171	1,562
Net (loss) income	$(4,957)	$448	$(10,333)	$(282)

Per share data:

Basic (loss) earnings per share:	$(0.44)	$0.04	$(0.91)	$(0.02)
Weighted average number of common shares outstanding (in thousands)	11,373	11,300	11,371	11,312

Diluted (loss) earnings per share:	$(0.44)	$0.04	$(0.91)	$(0.02)
Weighted average number of common shares outstanding (in thousands)	11,373	11,370	11,371	11,312

Cash dividends declared per share	$0.005	$0.05	$0.015	$0.10

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Six Months Ended
	June 30,
	2009	2008
	(Unaudited)	(Unaudited)

Operating activities
Net (loss)	$(10,333)	$(282)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization	4,395	5,351
Provision for deferred income taxes	(355)	904
Loss (gain) on sale of asset	59	(23)
Debt issuance amortization	1,148	180
Unrealized intercompany foreign currency transaction (gain) loss	(7)	1,673
Changes in operating assets and liabilities:
Accounts receivable	22,172	5,257
Notes receivable	(519)	1,357
Inventories	14,685	(561)
Prepaids/other assets	1,256	(1,201)
Accounts payable	(6,514)	(2,819)
Accrued expenses	(9,360)	(5,296)
Accrued postretirement benefits	21	(216)
Net cash provided by operating activities	16,648	4,324

Investing activities
Capital expenditures	(1,655)	(2,514)
Proceeds from sale of asset	9	60
Net cash used in investing activities	(1,646)	(2,454)

Financing activities
Increase (decrease) in short-term notes payable to bank	8,354	(2,800)
(Decrease) increase in long-term debt	(24,269)	910
Net purchases of treasury stock	—	(589)
Dividends paid	(173)	(1,148)
Debt issuance fees paid	(706)	(893)
Net cash used in financing activities	(16,794)	(4,520)

Effect of exchange rate changes on cash	(130)	948
Net decrease in cash	(1,922)	(1,702)

Cash at beginning of period	18,430	16,003

Cash at end of period	$16,508	$14,301